Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the inclusion in this registration statement on Form S-1 of our report dated March 29, 2012, on our audits of the consolidated financial statements of Adma Biologics, Inc. as of December 31, 2011 and 2010 and for the years then ended. We also consent to the reference to our firm under the caption "Experts".

/s/CohnReznick LLP
February 7, 2013